EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

SPECTRUM GROUP INTERNATIONAL, INC.

WITH AND INTO

ESCALA GROUP, INC.

It is hereby certified that:

1.  Escala Group, Inc. (the “Company”) is a business corporation of the State of Delaware.

2.  The Company is the owner of all of the outstanding shares of the common stock of Spectrum Group International, Inc., which is also a business corporation of the State of Delaware.

3.  Spectrum Group International, Inc. is hereby merged with and into the Company (the “Merger”), with the Company being the surviving corporation, pursuant to the following resolutions of the Board of Directors of the Company, duly adopted on May 19, 2009:

RESOLVED, that Spectrum Group International, Inc. be merged with and into the Company, with the Company continuing as the surviving corporation, and that all of the estate, property, rights, privileges, powers and franchises of Spectrum Group International, Inc. be vested in and held and enjoyed by the Company as fully and entirely and without change or diminution as the same were before held and enjoyed by Spectrum Group International, Inc. in its name; and be it further

RESOLVED, that upon the effective time of the Merger, each share of Spectrum Group International, Inc. owned by the Company immediately prior to the Merger shall, upon consummation of the Merger, be cancelled; and be it further

RESOLVED, that the Company shall assume all of the obligations of Spectrum Group International, Inc.; and be it further

RESOLVED, that the Company shall change its corporate name to “Spectrum Group International, Inc.”; and be it further

RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions and the time when the Merger therein provided for shall become effective shall be the date of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that pursuant to and at the effective time of the Merger, the Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be amended by deleting Section 1 and inserting in lieu thereof a new Section 1 to read as follows:

“1. Name. The name of the corporation is Spectrum Group International, Inc. (the “Corporation”).”

; and be it further

RESOLVED, that the Company shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction; and be it further

RESOLVED, that the proper officers of the Company are, and each of them hereby is, authorized and directed to take such further actions and to execute and file such other documents, certificates and instruments and to pay all such expenses as any such officer may deem necessary or desirable to carry out the intent of the foregoing resolutions, the taking of any such actions, the execution and filing of any such documents, certificates and instruments, and the payment of any such expenses to be conclusive evidence of such approval.

4.  The proposed Merger herein certified has been adopted, approved, certified, executed, and acknowledged by the Company in accordance with the laws of the State of Delaware.

5.  The resolutions adopted by the Board of Directors of the Company provide that the Merger herein certified shall be effective as of the date hereof.

6.  The corporate name of the Company shall be changed in the Merger to “Spectrum Group International, Inc.”.

7.  The Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be amended by deleting Section 1 and inserting in lieu thereof a new Section 1 to read “1. Name. The name of the corporation is Spectrum Group International, Inc. (the “Corporation”).”, and, as so amended, shall be the Certificate of Incorporation of the surviving corporation.

[Signature page follows]

Executed on May 21, 2009

ESCALA GROUP, INC.

By:	/c/ Carol Meltzer
Name: Carol Meltzer
Title: Chief Administrative Officer and General Counsel